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                                                                    EXHIBIT 99.1


DISCOUNT AUTO PARTS, INC.                                          JULY 28, 1997
                                                                   5:29 PM
FOR IMMEDIATE RELEASE
SECTION         : FINANCIAL NEWS
DISTRIBUTION    : TO BUSINESS EDITOR
HEADLINE        : DISCOUNT AUTO PARTS, INC. AGREES TO SETTLE LITIGATION
DATELINE        : LAKELAND, FLORIDA
BODY:

Discount Auto Parts, Inc. (NYSE-DAP) today announced it has reached an agreement to settle the lawsuit brought by Airgas, Inc. and certain Airgas affiliates against several defendants, including Discount Auto Parts and one of its employees, and to resolve certain related matters.

The Airgas lawsuit filed in February 1997, alleged, among other things, that Discount Auto Parts took part in a conspiracy with other companies and individuals unrelated to Discount Auto Parts to defraud Airgas in connection with commercial sales of refrigerant R-12 (freon) and sought compensatory damages in excess of $20 million, treble damages and other relief totaling in excess of $80 million. The trial was scheduled to begin on August 4, 1997.

The settlement, including the impact of legal and other related expenses incurred since March 4, 1997 in the defense of this litigation and related matters, is expected to result in an aggregate after tax charge of approximately $12 million for fiscal 1997 and more specifically for the fourth quarter of fiscal 1997. The impact of this settlement will be reflected in the financial results for fiscal 1997 and for the fourth quarter which are expected to be reported within the next few days. The Company also reported that the money to fund the settlement will come from a portion of the Company's available borrowing capacity under its revolving credit facility.

"The decision to settle was a difficult one and was made reluctantly," said Peter J. Fontaine, Chairman of the Board and Chief Executive Officer. "Had we proceeded to trial, we strongly believe that the evidence would have shown that neither Discount Auto Parts nor any of its people was engaged in any conspiracy to defraud Airgas. Indeed, we believe that Discount Auto Parts was itself a victim here. However, the outcome of a trial of this nature is never a sure thing and the aggregate dollars at issue, particularly in light of Airgas attempt to recover treble damages, were substantially larger than the relatively large settlement payments. We decided to settle because of the inherent risks in defending such complex litigation and our desire to avoid the continued uncertainty, diversion of management efforts and costs to defend associated with this litigation. We expect that our team members, shareholders, customers and suppliers will continue to have confidence in Discount Auto Parts commitment to the highest ethical standards."

Under the specific terms of the settlement, Discount Auto Parts will purchase from Airgas Specialty Gases, on an "as is, where is" basis, approximately 6,500 cylinders believed to contain an alternative to R-12 refrigerant for an aggregate price of $4.0 million, which represents a price that is believed by the Company to be approximately $3.6 million in excess of the current market value of such product. In addition, Discount Auto Parts will pay an additional $13.0 million to Airgas Specialty Gases.

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As a separate but related part of the settlement, Discount Auto Parts will pay
$500,000 to the bankruptcy estate of Refrigeration Station to settle any claims, including claims of preference, that the bankruptcy estate might have asserted against Discount Auto Parts and will purchase from the bankruptcy estate approximately 7,200 cylinders of merchantable Freeze 12 refrigerant (an R-12 alternative) for an additional $1.0 million (believed to have a bulk sale value of approximately $600,000). If Airgas does not recover at least $1.5 million from the Refrigeration Station bankruptcy by January 2, 1998, Discount Auto Parts will also pay to Airgas any shortfall but will be entitled to be reimbursed for such payments if Airgas subsequently recovers such amounts from the bankruptcy estate. As a result of certain matters which are the subject of the lawsuit, Discount Auto Parts was aware of the possibility that certain claims might have been asserted against it by the bankruptcy estate of Refrigeration Station. Although Discount Auto Parts did not believe that any such claims, if asserted, would have necessarily proved to have been successful, it is willing to make these payments (including the payments to the bankruptcy estate) to resolve both the Airgas litigation and the potential claims from the bankruptcy estate. Because of the involvement of the bankruptcy estate, the entire settlement is contingent upon bankruptcy court approval, which is expected to be addressed by the bankruptcy court at proceedings to be held in September of this year.

Discount Auto Parts, Airgas, William Morris, Jerral Mayes, the Refrigeration Station bankruptcy estate, the JLM Enterprises bankruptcy estate and certain other parties will exchange mutual releases of all claims and issues between them. In the settlement, there is no finding or admission of wrongdoing on the part of Discount Auto Parts.

Commenting further with respect to the settlement of the Airgas dispute, Peter Fontaine stated, "While the settlement should lay to rest the concerns and uncertainties presented by the Airgas litigation, it is important to note that certain matters which are the subject matter of the litigation may still need to be dealt with. Certain federal investigations into the subject matter of this litigation are ongoing. In particular, federal grand jury proceedings in Savannah, Georgia in which the Company had been called upon to respond to subpoenas are believed to be continuing and the Company is aware that the SEC has commenced its own informal investigation. In connection with these proceedings, Discount Auto Parts intends to continue its cooperation with the federal agencies."

Discount Auto Parts, Inc. is one of the Southeast's leading specialty retailers of automotive replacement parts, maintenance items and accessories for the Do-It-Yourself ("DIY") consumer. The Company currently operates 406 stores located throughout Florida, Georgia, Alabama, South Carolina and Mississippi.

                         Forward Looking Statements

This release may contain forward looking statements which reflect the current views of the Company with respect to certain events that could have an effect on the Company's future financial performance. These statements include the words "expect", "believed", and similar expressions. Any such forward looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated.

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These risks and uncertainties include increased competition, extent of the market demand for auto parts, availability of inventory supply, propriety of inventory mix, adequacy and perception of customer service, product quality and defect experience, availability of and ability to take advantage of vendor pricing programs and incentives, sourcing availability, rate of new store openings, cannibalization of store sites, mix of types of merchandise sold, governmental regulation of products, new store development and the like, performance of information systems, effectiveness of deliveries from the distribution center, ability to hire, train and retain qualified team members, availability of quality store sites, environmental risks, availability of expanded and extended credit facilities, legal expenses associated with disputes and investigations concerning freon matters, potential for liability with respect to these matters and other risks.


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CONTACT      :  PETER J. FONTAINE, CHAIRMAN & CEO
                C. MICHAEL MOORE, CFO   941/284-2010